NEWS
 RELEASE_________________________________________________________________________

 FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
                      (512) 434-5587

TEMPLE-INLAND INC. REPORTS FOURTH QUARTER AND
FULL YEAR 2004 RESULTS

        AUSTIN, TEXAS, February 7, 2005 — Temple-Inland Inc. today reported fourth quarter 2004 net income of $55 million, or $0.97 per diluted share, compared with a fourth quarter 2003 net loss of $39 million, or $0.71 per diluted share, and third quarter 2004 net income of $41 million, or $0.73 per diluted share.

        Results for fourth quarter 2004 include (i) an after-tax charge of $8 million, or $0.14 per share, for asset write-downs, severance, and costs related to the repositioning of mortgage origination activities and the sale of the third-party mortgage servicing portfolio, (ii) an after-tax charge of $7 million, or $0.12 per share, primarily associated with converting facility closures and Project TIP consolidation and supply-chain initiatives, and (iii) a one-time tax benefit of $20 million, or $0.34 per share, resulting from the conclusion of an IRS examination of tax returns for the years 1997-2000 and resolution of several state tax returns. As reflected in the table below, net income per diluted share, excluding special items, for fourth quarter 2004 is $0.89 per share.

	Fourth Quarter		Third Quarter

	2004	2003	2004
Net income per dil. share as reported	$0.97	($0.71)	$0.73
Special items	(0.08)	1.11	0.26

Net income per diluted share,	$0.89	$0.40	$0.99
excluding special items

        For the year, the Company reported net income of $165 million, or $2.92 per diluted share, compared with 2003 net income of $96 million, or $1.77 per diluted share. The table below reflects 2004 and 2003 net income per diluted share, excluding special items.

	Year

	2004	2003
Net income per dil. share as reported	$2.92	$1.77
Special items	0.45	(1.14)

Net income per diluted share,	$3.37	$0.63
excluding special items

Corrugated Packaging

        The corrugated packaging operation reported income of $27 million in fourth quarter 2004 compared with a loss of $5 million in fourth quarter 2003 and income of $42 million in third quarter 2004. For full year 2004, the corrugated packaging operation reported income of $105 million compared with $11 million in 2003.

        Despite fewer shipping days, and higher energy and recycled fiber costs, earnings improved in fourth quarter 2004 compared with fourth quarter 2003 due to higher pricing, lower converting costs, and reduced outside purchases of containerboard.

        Compared with third quarter 2004, earnings were negatively affected by $15 million from major mill maintenance outages and incremental costs associated with the optimization of capital projects implemented during the outages, $8 million from lower volumes attributable to a slower seasonal period and three less shipping days, and $12 million from higher costs, principally related to energy and health care.

        Average prices for corrugated containers in fourth quarter 2004 were up 8% compared with fourth quarter 2003 and up 3% compared with third quarter 2004. The average cost of recycled fiber in fourth quarter 2004 was up 23% compared with fourth quarter 2003 and down 4% compared with third quarter 2004.

        Despite the closure of five box plants in 2004, on a volume per workday basis, shipments of corrugated containers were up 5% in fourth quarter 2004 compared with fourth quarter 2003 and up 1% compared with third quarter 2004. As a result of three less shipping days in fourth quarter 2004, actual shipments were down 4% in fourth quarter 2004 compared with third quarter 2004.

Forest Products

        The forest products operation reported record fourth quarter income of $50 million, compared with $35 million in fourth quarter 2003 and $68 million in third quarter 2004. Full year 2004 operating income for forest products was a record $215 million, compared with $67 million in 2003.

        Operating income for fourth quarter 2004 included $7 million from high-value land sales compared with $4 million in fourth quarter 2003 and $3 million in third quarter 2004. The average sales price per acre of high-value land in fourth quarter 2004 was approximately $7,500 per acre.

        Average lumber prices in fourth quarter 2004 were up 3% compared with fourth quarter 2003, but down 8% compared with third quarter 2004. Particleboard prices were up 31% compared with fourth quarter 2003, but down 6% compared with third quarter 2004. Medium density fiberboard (MDF) prices were up 20% compared with fourth quarter 2003, but down 2% compared with third quarter 2004. Gypsum prices were up 17% compared with fourth quarter 2003, but down 2% compared with third quarter 2004.

        Shipments for gypsum were up in fourth quarter 2004 compared with fourth quarter 2003, but down compared with third quarter 2004. Shipments for lumber, MDF, and particleboard were down in fourth quarter 2004 compared with fourth quarter 2003 and third quarter 2004.

Financial Services

        The financial services operation reported record fourth quarter income of $58 million compared with $54 million in fourth quarter 2003 and $37 million in third quarter 2004. Financial services reported full year record income of $207 million for 2004 compared with $186 million in 2003.

        The improvement in earnings in fourth quarter 2004 compared with fourth quarter 2003 was the result of increased spreads, improved credit conditions, and continued focus on low cost operations. The improvement in fourth quarter 2004 compared with third quarter 2004 was principally because third quarter 2004 was negatively impacted $15 million from an increase in the mortgage servicing valuation allowance. The sale of the third-party mortgage servicing portfolio was completed in the fourth quarter.

Comments

        In announcing fourth quarter and full year 2004 results, Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc. said, “The operating results achieved during fourth quarter and full year 2004 reflect continued benefits from our strategic and cost reduction initiatives and favorable market conditions.

        “For 2004, our containerboard mill system achieved higher production, lower cost and improved efficiency. On a volume per workday basis, our box shipments were up 6% compared with 2003, with seven fewer box plants in our system. This decrease in box plants, coupled with our growth in shipments, has resulted in improved asset utilization and lower costs.

        “Major mill maintenance outages in the fourth quarter and costs associated with improvement projects negatively impacted results in our corrugated packaging operation. The mill outages, however, are now complete and the upgrades made in the mills during these outages will improve mill reliability, lower costs, and reduce our exposure to natural gas, allowing the mill system to continue to improve performance going forward.

        “Forest products achieved record earnings for the year, reflecting benefits from strategic initiatives, low cost operations, and improved market conditions for our products.

        “Financial services achieved record earnings for the year. In the fourth quarter, we completed the repositioning of the mortgage company and the sale of the third-party mortgage servicing portfolio, eliminating approximately 1,500 positions. These actions have reduced costs and lowered risk, positioning financial services for continued strong financial performance.”

        Commenting on strategic initiatives, Mr. Jastrow said, “We continue to focus on improving asset utilization in our box plant system. Over the past eighteen months we have closed seven converting facilities and eliminated over 300 positions, resulting in current annual savings of $36 million. The benefits of these closures will continue to be realized during the next year, and annual savings of $60 million from converting facility closures are on schedule to be achieved by the end of 2005.

        “We are also pleased to announce that annual savings of $60 million from Project TIP consolidation and supply chain initiatives are in place, and we are on target for $75 million in total annualized savings by the end of 2005.”

        The company will host a conference call on February 7, 2004, at 9:00 a.m. ET to discuss results of the fourth quarter. The meeting may be accessed through Temple-Inland’s Internet site or by conference call. To access through Temple-Inland’s internet site, www.templeinland.com, click on “Investor Relations — Conference Call.” To access by conference call, listeners calling from North America should dial 1-800-901-5217 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-786-2964. The passcode is templeinland. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The passcode for the replay is 58882935.

        Temple-Inland Inc. is a major manufacturer of corrugated packaging and forest products, with a diversified financial services operation. The Company’s 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative® (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland’s common stock (TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland’s address on the World Wide Web is www.templeinland.com.

This release contains forward-looking statements that involve risks and uncertainties. The actual results of Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland; the availability and price of raw materials; competitive actions by other companies; changes in laws or regulations; the accuracy of judgments and estimates concerning the integration of acquired operations and Temple-Inland’s consolidation and supply chain initiatives; and other factors, many of which are beyond the control of Temple-Inland.

TEMPLE-INLAND INC. AND SUBSIDIARIES
(UNAUDITED)
(in millions, except per share amounts)

	Fourth Quarter		For the Year

	2004	2003	2004		2003

Total revenues	$1,184	$1,166	$4,750	(b)	$4,653

Income (loss) from continuing operations	$54	$(38)	$162		$97
Effect of accounting change	--	--	--		(1)
Discontinued operations	1	(1)	3		--

Net income (loss)	$55	$(39)	$165		$96

Diluted earnings per share:
Income (loss) from continuing operations	$0.95	$(0.70)	$2.87		$1.78
Effect of accounting change	--	--	--		(0.01)
Discontinued operations	0.02	(0.01)	0.05		--

Net income (loss)	$0.97	$(0.71)	$2.92		$1.77

Average shares outstanding - diluted	56.5	54.5	56.2		54.2

Business Segments

Revenues
Corrugated packaging	$687	$681	$2,736	$2,700
Forest products	232	218	971	801
Financial services	265	267	1,043 (b)	1,152

Total revenues	$1,184	$1,166	$4,750	$4,653

Income
Corrugated packaging	$27	$(5)	$105	$11
Forest products	50	35	215	67
Financial services	58	54	207	186

Segment operating income (a)	135	84	527	264
Unallocated expenses (a)	(26)	(21)	(93)	(80)
Other expense	(27)	(90)	(76)	(138)
Other non-operating income (expense)	2	--	--	(8)
Parent company interest	(28)	(32)	(125)	(135)

Income (loss) before taxes	56	(59)	233	(97)
Income (taxes) benefit	(2)	21	(71)	194

Income (loss) from continuing operations	54	(38)	162	97
Effect of accounting change	--	--	--	(1)
Discontinued operations	1	(1)	3	--

Net income (loss)	$55	$(39)	$165	$96

(a)

As previously announced, as a result of the consolidation of our administrative functions and the adoption of a shared services concept, beginning in first quarter 2004, we changed the way we allocate cost to the business segments. The effect of this change was to increase segment operating income and to increase unallocated expenses by a like amount. Fourth quarter 2003, and the year 2003 have been reclassified below to reflect this change.

	Fourth Quarter 2003
	As Originally Reported	Reclassification	As Reclassified
Corrugated packaging	$(11)	$6	$(5)
Forest products	32	3	35
Financial services	54	--	54

Segment operating income	75	9	84
Unallocated expenses	(102)	(9)	(111)

Operating income	$(27)	$--	$(27)

	For the Year 2003
	As Originally Reported	Reclassification	As Reclassified
Corrugated packaging	$(14)	$25	$11
Forest products	57	10	67
Financial services	186	--	186

Segment operating income	229	35	264
Unallocated expenses	(183)	(35)	(218)

Operating income	$46	$--	$46

(b)	Includes the effects of a reclassification of $6 million to revenues from noninterest expense related to first quarter 2004. The reclassification had no effect on operating income.

TEMPLE-INLAND INC. AND SUBSIDIARIES
(UNAUDITED)

	Fourth Quarter		For the Year
	2004	2003	2004	2003
	Dollars in millions
Revenues (a)
Corrugated Packaging (b)	$687	$681	$2,736	$2,700
Forest Products
Pine lumber	$80	$74	$338	267
Particleboard	42	40	185	153
Medium density fiberboard	26	23	110	93
Gypsum wallboard	29	22	110	75
Fiberboard	15	20	77	71
Other	40	39	151	142

Total Forest Products	$232	$218	$971	801

Unit sales (a)
Corrugated Packaging, thousands of tons	810	825	3,366	3,206
Linerboard, thousands of tons	80	152	320	574
	890	977	3,686	3,780
Forest Products
Pine lumber, mbf	219	222	926	863
Particleboard, msf	137	154	600	598
Medium density fiberboard, msf	53	56	235	228
Gypsum wallboard, msf	195	171	766	643
Fiberboard, msf	76	122	407	434

(a)     Revenues and unit sales do not include joint venture operations.